Exhibit 10.5

CareMax, Inc.

1000 NW 57 Court, Suite 400

Miami, FL 33126

November 15, 2024

Mr. Kevin Wirges

Dear Kevin:

Given your position as Chief Financial Officer of CareMax, Inc. (the “Company”), you are key to the Company’s business and your continued employment is important to the Company’s future success. For purposes of this letter agreement (the “Agreement”), references to the “Company” should, to the extent applicable, be deemed to include the Company’s subsidiaries.

To encourage your continued employment with the Company, the Company wishes to provide you with a cash bonus payment equal to $250,000 (the “Bonus Payment”), less applicable tax withholdings and subject to the terms set forth in this Agreement. The Bonus Payment will be paid to you in a single lump sum as soon as administratively practicable following your execution of this Agreement (such payment date, the “Bonus Payment Date”). For the avoidance of doubt, the Bonus Payment is in addition to, rather than in lieu of, the payments and benefits contemplated by the employment agreement by and between you and Managed Healthcare Partners, LLC, dated December 13, 2021 (the “Employment Agreement”).

You hereby agree that if, prior to the earlier of (i) March 15, 2025 (the “Anniversary Date”), (ii) the consummation of a restructuring of the Company, including, without limitation, any exchange, refinancing, equitization, repurchase, cancellation, or forgiveness of a material and significant portion of the Company’s existing secured indebtedness (as determined in the sole discretion of the Board of Directors of the Company, or a duly constituted committee thereof) and (iii) a Change in Control of the Company (as defined in the Company’s 2021 Long-Term Incentive Plan), your employment with the Company is terminated by the Company for “Cause” or due to your voluntarily resignation without “Good Reason” (each as defined in the Employment Agreement) (such date of termination or resignation, the “Termination Date”), then, within thirty (30) days following the Termination Date, you will repay to the Company the After-Tax Value of the Bonus Payment (as defined below). You hereby agree that any such repayment obligation may be satisfied, at the Company’s election, by offsetting any or all of such repayment obligation by amounts otherwise then due to you from the Company, other than from any amounts due to you from the Company that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, the foregoing repayment obligation will not apply upon a termination of your employment with the Company for any reason other than as specified in the first sentence of this paragraph, including a termination of employment due to your death or Disability (as defined in the Employment Agreement), a termination of your employment by the Company without Cause or your resignation for Good Reason.

For purposes of this Agreement, “After-Tax Value of the Bonus Payment” means the gross amount of the Bonus Payment net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of the repayment described above. The Company shall determine in good faith the After-Tax Value of the Bonus Payment, which determination shall be conclusive and binding.

This Agreement is not an agreement of employment and does not guarantee that the Company will employ you for any specific time period, nor does it modify in any respect the Company’s right to terminate or modify your employment or compensation. This Agreement and the Employment Agreement constitute the entire understanding and agreement of the parties regarding the subject matter herein and supersede all prior discussions, negotiations, correspondence, communications, understandings and agreements between the parties relating to subject matter hereof. No amendment, waiver, modification or change of any provision of this Agreement will be valid unless in writing and signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the terms of the Employment Agreement.

This Agreement will be null and void if it is not executed and delivered by you on or prior to November 16, 2024. Please feel free to contact me if you have any questions.

Sincerely,

CareMax, Inc.

By: /s/ Paul Rundell

Paul Rundell

Chief Restructuring

Acknowledged and Agreed:

/s/ Kevin Wirges

Kevin Wirges

11/16/2024

Date